For Immediate Release	Media Contact:	Jackie Smith (803) 231‑3486
	Analyst Contact:	Jim Mabry (843) 529‑5593

South State Corporation Reports First Quarter 2020 Results and

Declares Quarterly Cash Dividend

COLUMBIA, S.C.—April 23, 2020—South State Corporation (NASDAQ: SSB)  today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2020.

The Company reported consolidated net income of $0.71 per diluted common share for the three months ended March 31, 2020, compared to $1.45 per diluted common share for the three months ended December 31, 2019.  The decline was the result of an increase in the provision for credit losses totaling approximately $36 million, in the first quarter of 2020, due to the outbreak of the COVID‑19  pandemic in the United States.

Adjusted net income (non-GAAP) totaled $0.82 per diluted share for the three months ended March 31, 2020, compared to $1.48 per diluted share, in the fourth quarter of 2019, and compared to $1.26 per diluted share one year ago.

“We started 2020 with strong results and quickly turned our attention to the health and safety of our team and our customers.  I am grateful for our team members who worked around-the-clock to provide close to $900 million in SBA Payment Protection Program loans to almost 6,000 small businesses,” said Robert R. Hill, Jr., President and CEO of South State Corporation.  “The financial strength of South State allows us to support our customers in this crisis.  While producing record revenues this quarter we chose to use this revenue to strengthen our balance sheet with increased liquidity and by adding $36 million to our allowance for loan losses. The strength of our company has helped us and our customers during good times and challenging times and the current crisis is no exception.”

COVID‑19 Response

Our team has responded impressively to the challenges presented by the COVID‑19 pandemic.  The health and safety of our employees and customers is our top priority.  We have adjusted operations to adhere to CDC and local government recommendations.  Our branch drive-through locations remain open and our previous success in building our digital channels has been key in delivery of essential banking services to customers.

Merger Update

We are looking forward to the merger with CenterState and remain on schedule despite the challenges faced by both companies in the current environment.  All regulatory applications have been filed and the shareholder vote is scheduled for May 21, 2020.  We continue to plan for the merger to close in the third quarter.

Loan / Deposit Growth

As of April 17, 2020 we have assisted our customers with almost $900 million in loans through the Payroll Protection Program.  During the first quarter of 2020, net loan growth was 4.8%, annualized, and totaled $136.9 million.  Growth was led by total commercial non-owner occupied with $137.4 million in growth.  Overall deposits grew by 5.5% to over $12.3 billion,  with core deposits growing $176.9 million, or 6.8% annualized during the first quarter of 2020.

Quarterly Cash Dividend

The Company’s Board of Directors voted to hold the common stock dividend this quarter at $0.47 per share, which is the same as last quarter.  Compared to the dividend in the same quarter one year ago,  the increase is $0.07 per share, or 17.5%.  The dividend will be payable on May 15, 2020 to shareholders of record as of May 8, 2020.

First Quarter 2020 Financial Performance

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
INCOME STATEMENT	2020	2019	2019	2019	2019
Interest income
Loans, including fees (6)	$133,034	$132,615	$134,953	$135,388	$131,834
Investment securities, federal funds sold and securities
purchased under agreements to resell	14,766	14,839	15,048	14,594	11,556
Total interest income	147,800	147,454	150,001	149,982	143,390
Interest expense
Deposits	14,437	15,227	16,655	17,393	16,645
Federal funds purchased, securities sold under agreements
to repurchase, and other borrowings	5,350	5,771	5,973	5,410	3,478
Total interest expense	19,787	20,998	22,628	22,803	20,123
Net interest income	128,013	126,456	127,373	127,179	123,267
Provision for credit losses	36,533	3,557	4,028	3,704	1,488
Net interest income after provision for loan losses	91,480	122,899	123,345	123,475	121,779
Noninterest income	44,132	36,307	37,582	37,618	32,058
Pre-tax operating expense	103,118	99,134	96,364	97,803	97,125
Merger and/or branch consolid. expense	4,129	1,494	--	2,078	1,114
Pension plan termination expense	--	--	--	9,526	--
Total noninterest expense	107,247	100,628	96,364	109,407	98,239
Income before provision for income taxes	28,365	58,578	64,563	51,686	55,598
Provision for income taxes	4,255	9,487	12,998	10,226	11,231
Net income	$24,110	$49,091	$51,565	$41,460	$44,367

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$24,110	$49,091	$51,565	$41,460	$44,367
Securities losses (gains), net of tax	--	(20)	(349)	(1,371)	(432)
FHLB prepayment penalty	--	--	--	--	107
Pension plan termination expense, net of tax	--	--	--	7,641	--
Merger and/or branch consolid. expense	3,510	1,252	-	1,667	782
Adjusted net income (non-GAAP)	$27,620	$50,323	$51,216	$49,397	$44,824

Basic earnings per common share	$0.72	$1.46	$1.51	$1.18	$1.25
Diluted earnings per common share	$0.71	$1.45	$1.50	$1.17	$1.25
Adjusted net income per common share - Basic (non-GAAP) (3)	$0.82	$1.49	$1.50	$1.41	$1.26
Adjusted net income per common share - Diluted (non-GAAP) (3)	$0.82	$1.48	$1.49	$1.40	$1.26
Dividends per common share	$0.47	$0.46	$0.43	$0.40	$0.38
Basic weighted-average common shares outstanding	33,566,051	33,677,851	34,056,771	35,089,129	35,445,087
Diluted weighted-average common shares outstanding	33,804,908	33,964,216	34,300,206	35,299,747	35,618,705
Effective tax rate	15.00%	16.20%	20.13%	19.78%	20.20%

The Company reported consolidated net income of $24.1 million, or $0.71 per diluted common share for the three-months ended March 31, 2020,  a decrease of $25.0 million,  or $0.74 per diluted common share, from the fourth quarter of 2019, due to the increase in the provision for credit losses associated with COVID‑19.  Compared to the first quarter of 2019,  diluted EPS decreased $0.54,  due primarily to the increase in provision for credit losses associated with

COVID‑19.  Weighted-average diluted shares declined by 1.8 million shares, or 5.1%, compared to the first quarter of 2019, from the continuation of the Company repurchasing common shares throughout the past year, including 320,000 shares in the first quarter of 2020.  Net interest income increased by $1.6 million, compared to the fourth quarter of 2019,  on lower interest expense of $1.2 million and higher interest income of $346,000.  The provision for credit losses increased by $33.0 million,  due primarily to the forecasted losses associated with COVID‑19.  Noninterest income was up by $7.8 million compared to fourth quarter of 2019 to  $44.1 million in the first quarter of 2020, due to the strong results from mortgage banking, which more than offset the decline in fees on deposit accounts, other income and recoveries on acquired loans (which now is recorded through the allowance for credit losses (“ACL”)).  Noninterest expense was higher in the first quarter of 2020 compared to the fourth quarter of 2019 by $6.6 million due primarily to higher salaries and employee benefits from the reset of FICA and unemployment taxes, higher FDIC assessment cost of $731,000, higher merger cost of $2.6 million, and higher other expense from an increase in amortization of passive investments of $1.9 million and higher donation cost related to community support around COVID‑19 of $550,000.  The Company received a $760,000 credit on its FDIC assessment in 4Q 2019.  The efficiency ratio and adjusted efficiency ratio were 62.1% and 59.7% in 1Q 2020,  respectively, compared to 61.6% and 60.7% in 4Q 2019, respectively.

Current Expected Credit Losses (“CECL”)

Effective January 1, 2020, the Company adopted ASU 2016‑13 (“CECL”), including the liability for unfunded commitments (“UFC”).  The net impact to equity was $44.8 million, net of tax, and reduced TBV by $1.33 per share for the quarter.  In addition, during the first quarter of 2020, the ACL was impacted by COVID‑19 and the provision for credit losses was significantly higher than was forecasted.  Below is a table showing the roll forward of the ACL and UFC for the first quarter of 2020:

	ACL	UFC	Total
Balance 12/31/2019	$56,927	$335	$57,262
Adoption of CECL	54,438	6,421	60,859
Charge offs	(1,885)		(1,885)
Acquired charge offs	(1,338)		(1,338)
Recoveries	749		749
Acquired recoveries	1,160		1,160
Provision for credit losses	34,734	1,799	36,533
Ending balance 3/31/2020	$144,785	$8,555	$153,340
Period end loans	$11,506,890	$11,506,890	$11,506,890
Reserve to Period end loans	1.26%	0.07%	1.33%

The ACL of $144.8 million was recorded as a contra asset on its own line within the balance sheet, while the liability for UFC of $8.6 million was recorded on its own line in the liabilities section of the balance sheet.  The provision for credit losses referenced above was recorded in the income statement, accordingly, and totaled $36.5 million.

Income Tax Expense

During the first quarter of 2020, our effective income tax rate decreased to 15.00% from 16.20% in the fourth quarter of 2019 and from 20.20% in the first quarter of 2019.  The lower effective tax rate was driven mainly by a significant decrease in pretax net income and an increase in federal tax credits compared to previous quarters.  Pretax income was reduced in the current quarter by the large provision for credit losses totaling $36.5 million stemming from the COVID‑19 pandemic.

The adoption of CECL and additional provisioning for COVID‑19 increased the allowance for credit losses significantly which resulted in a much larger change in deferred income taxes during the quarter than we normally experience.

Balance Sheet and Capital

(dollars in thousands, except per share and share data)	Ending Balance
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
BALANCE SHEET	2020	2019	2019	2019	2019
Assets
Cash and cash equivalents	$1,262,836	$688,704	$719,194	$851,971	$949,591
Investment securities:
Securities available for sale, at fair value	1,971,195	1,956,047	1,813,134	1,717,276	1,466,249
Other investments	62,994	49,124	49,124	49,124	40,624
Total investment securities	2,034,189	2,005,171	1,862,258	1,766,400	1,506,873
Loans held for sale	71,719	59,363	87,393	47,796	33,297
Loans:
Acquired	1,943,971	2,117,209	2,356,317	2,600,242	2,830,995
Non-acquired	9,562,919	9,252,831	8,928,512	8,621,327	8,310,613
Less allowance for non-acquired loan losses	(144,785)	(56,927)	(54,937)	(53,590)	(52,008)
Loans, net	11,362,105	11,313,113	11,229,892	11,167,979	11,089,600
Other real estate owned ("OREO")	12,844	11,964	13,415	14,506	11,297
Premises and equipment, net	312,151	317,321	323,506	321,348	322,553
Bank owned life insurance	233,849	234,567	233,206	231,708	230,629
Deferred tax asset	46,365	31,316	27,844	28,240	31,884
Mortgage servicing rights	26,365	30,525	28,674	30,332	32,415
Core deposit and other intangibles	46,809	49,816	53,083	56,351	59,619
Goodwill	1,002,900	1,002,900	1,002,900	1,002,900	1,002,900
Other assets	230,779	176,332	170,717	163,806	136,229
Total assets	$16,642,911	$15,921,092	$15,752,082	$15,683,337	$15,406,887

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$3,367,422	$3,245,306	$3,307,532	$3,255,906	$3,219,864
Interest-bearing	8,977,125	8,931,790	8,716,255	8,666,374	8,699,107
Total deposits	12,344,547	12,177,096	12,023,787	11,922,280	11,918,971
Federal funds purchased and securities
sold under agreements to repurchase	325,723	298,741	269,072	298,029	276,891
Other borrowings	1,316,100	815,936	815,771	816,414	616,250
Reserve for unfunded commitments	8,555	335	335	335	335
Other liabilities	326,943	255,971	292,161	272,301	217,963
Total liabilities	14,321,868	13,548,079	13,401,126	13,309,359	13,030,410

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	--	--	--	--	--
Common stock - $2.50 par value; authorized 80,000,000 shares	83,611	84,361	84,757	86,839	88,421
Surplus	1,584,322	1,607,740	1,617,004	1,676,229	1,719,396
Retained earnings	643,345	679,895	646,325	609,444	582,034
Accumulated other comprehensive income (loss)	9,765	1,017	2,870	1,466	(13,374)
Total shareholders' equity	2,321,043	2,373,013	2,350,956	2,373,978	2,376,477
Total liabilities and shareholders' equity	$16,642,911	$15,921,092	$15,752,082	$15,683,337	$15,406,887

Common shares issued and outstanding	33,444,236	33,744,385	33,902,726	34,735,587	35,368,521

At March 31, 2020, the Company’s total assets were $16.6 billion,  an increase of $721.8 million from December 31, 2019, and an increase  of  4.5%.  During the first quarter of 2020,  changes in the balance sheet include the following:

1.

Cash and cash equivalents increased by $574.1 million or 83.4%, due primarily to $500.0 million in borrowings from the FHLB and Federal Reserve in March as the COVID‑19 pandemic was announced and to improve the Company liquidity position.

2.	Net loan growth totaled $136.9 million, or 4.8% annualized.
3.	Investment securities portfolio grew by $29.0 million, representing 12.2% of total assets.
4.	Non-interest bearing deposits increased by $122.1 million, or 15.1% annualized.
5.	Interest bearing deposits grew by $45.3 million, or 2.0% annualized.
6.	Increased other borrowings with $300.0 million from FHLB advances and $200.0 million from the Federal Reserve (see 1. above).
7.

Equity decreased by $52.0 million for the following:  (a) the Company repurchased 320,000 common shares totaling $24.7 million, and at an average price of $77.23 per share,  (b) adopted CECL and recorded $44.8 million, net of tax, reduction from a cumulative change in accounting principle,  (c) paid quarterly dividend of $15.8 million, offset by (4) increases from net income of $24.1 million, (5) other comprehensive income of $8.7 million and (6) impact of equity awards of $0.5 million.

The Company’s book value per common share decreased to $69.40 per share at March 31, 2020, compared to $70.32 per share at December 31,  2019 and increased compared to $67.19 at March 31, 2019.  Total equity (capital) decreased by $52.0 million (see 7. above).  Tangible book value (“TBV”) per common share decreased by $1.12 per share to $38.01 at March 31, 2020, compared to $39.13 at December 31, 2019,  and increased by $0.86 per share, or 2.3%, from $37.15 at March 31, 2019.

The following table presents a summary of the loan portfolio by type:

	ENDING Balance
	March 31,	December 31,	September 30,	June 30,	March 31,
LOAN PORTFOLIO	2020	2019	2019	2019	2019
Commercial non-owner occupied real estate:
Construction and land development	$1,105,308	$1,016,692	$1,024,627	$956,548	$945,786
Commercial non-owner occupied	2,371,371	2,322,590	2,356,335	2,397,240	2,328,602
Total commercial non-owner occupied real estate	3,476,679	3,339,282	3,380,962	3,353,788	3,274,388
Consumer real estate:
Consumer owner occupied	2,665,405	2,704,405	2,757,424	2,759,920	2,729,335
Home equity loans	758,482	758,020	773,363	778,234	791,658
Total consumer real estate	3,423,887	3,462,425	3,530,787	3,538,154	3,520,993
Commercial owner occupied real estate	2,177,738	2,158,701	2,093,795	2,047,933	2,086,662
Commercial and industrial	1,418,421	1,386,303	1,261,527	1,271,464	1,251,640
Other income producing property	327,696	346,554	361,879	367,353	380,177
Consumer non real estate	674,791	662,883	654,422	641,276	609,524
Other	7,678	13,892	1,457	1,601	18,224
Total loans	$11,506,890	$11,370,040	$11,284,829	$11,221,569	$11,141,608

Performance and Capital Ratios

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
PERFORMANCE RATIOS	2020	2019	2019	2019	2019
Return on average assets (annualized)	0.60%	1.23%	1.31%	1.08%	1.21%
Adjusted return on average assets (annualized) (non-GAAP) (3)	0.69%	1.26%	1.30%	1.28%	1.23%
Return on average equity (annualized)	4.15%	8.26%	8.70%	6.98%	7.61%
Adjusted return on average equity (annualized) (non-GAAP) (3)	4.75%	8.47%	8.64%	8.32%	7.69%
Return on average tangible common equity (annualized) (non-GAAP) (5)	8.35%	15.79%	16.62%	13.38%	14.66%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (5)	9.45%	16.17%	16.51%	15.79%	14.80%
Efficiency ratio (tax equivalent)	62.11%	61.64%	58.40%	66.87%	63.24%
Adjusted efficiency ratio (non-GAAP) (7)	59.72%	60.73%	58.40%	59.78%	62.52%
Dividend payout ratio (2)	65.70%	31.62%	28.48%	33.89%	30.29%
Book value per common share	$69.40	$70.32	$69.34	$68.34	$67.19
Tangible common equity per common share (non-GAAP) (5)	$38.01	$39.13	$38.20	$37.85	$37.15

CAPITAL RATIOS
Equity-to-assets	13.95%	14.90%	14.92%	15.14%	15.42%
Tangible equity-to-tangible assets (non-GAAP) (5)	8.15%	8.88%	8.81%	8.99%	9.16%
Tier 1 common equity (4) *	11.0%	11.3%	11.2%	11.6%	11.9%
Tier 1 leverage (4) *	9.5%	9.7%	9.7%	10.0%	10.5%
Tier 1 risk-based capital (4) *	12.0%	12.3%	12.2%	12.6%	12.9%
Total risk-based capital (4) *	12.7%	12.8%	12.7%	13.1%	13.4%

OTHER DATA
Number of branches	155	155	157	156	168
Number of employees (full-time equivalent basis)	2,583	2,547	2,544	2,544	2,589

*The regulatory capital ratios presented above include the assumption of the transitional method relative to recent legislation by Congress in relief of COVID‑19 pandemic on the economy and financial institutions in the United States.  The referenced relief allows a total five year phase in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.

Asset Quality

	Ending Balance
	Mar. 31,	Dec. 31,	Sept 30,	June 30,	Mar. 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$23,912	$22,816	$19,187	$15,605	$15,910
Non-acquired OREO and other nonperforming assets	3,635	3,705	3,724	4,374	4,070
Total non-acquired nonperforming assets	27,547	26,521	22,911	19,979	19,980
Acquired
Acquired nonperforming loans (prior periods ANCI loans only) *	32,791	11,114	9,596	9,985	14,558
Acquired OREO and other nonperforming assets	9,520	8,579	9,938	10,412	7,782
Total acquired nonperforming assets	42,311	19,693	19,534	20,397	22,340
Total nonperforming assets *	$69,858	$46,214	$42,445	$40,376	$42,320

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept 30,	June 30,	Mar. 31,
	2020	2019	2019	2019	2019
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a
percentage of non-acquired loans (1)		0.62%	0.62%	0.62%	0.63
Allowance for credit losses as a percentage of loans	1.26%
Allowance for non-acquired loan losses as a
percentage of non-acquired nonperforming loans		249.50%	286.32%	343.42%	326.89%
Allowance for credit losses as a percentage of nonperforming loans *	255.34%
Net charge-offs on non-acquired loans as a percentage of average (annualized) (1)		0.06%	0.05%	0.02%	0.02
Net charge-offs as a percentage of average loans (annualized)	0.05%				%
Net charge-offs on acquired loans as a percentage
of average acquired loans (annualized) (1)		-0.01%	0.15%	0.25%	0.03%
Total nonperforming assets as a percentage
of total assets *	0.42%	0.29%	0.27%	0.26%	0.27
Nonperforming loans as a percentage of period end loans *	0.49%	0.30%	0.25%	0.23%	0.27%

*Total nonperforming assets now include nonaccrual loans that are purchase credit deteriorated (PCD loans).  In prior periods, these loans, which were called acquired credit impaired (“ACI”) loans were excluded from nonperforming assets.  The adoption of CECL resulted in the discontinuation of the pool-level accounting for ACI loans and replaced it with loan-level evaluation for nonaccrual status.  The Company’s nonperforming loans increased by $21.0 million in the first quarter of 2020 from these loans.  The Company has not assumed or taken on any additional risk relative to these assets.

Total nonperforming assets increased by $23.6 million to $69.9 million, representing 0.42% of total assets,  an increase of 13 basis points  compared to December 31, 2019.  The increase was due primarily to the adoption of CECL and the inclusion of ACI nonaccrual loans in the nonaccrual balance (prior to CECL, ACI loans were excluded from nonaccrual loans).  As a result, non-performing acquired loans increased by $21.7 million ($21.0 million from purchased credit deteriorated loans) and totaled $32.8 million.  Legacy non-performing loans increased by $1.1 million during the first quarter of 2020 to $23.9 million at March 31, 2020.  The ACL as a percentage of total nonperforming loans was 255% at March 31, 2020 (with the adoption of CECL),  up from 250% of total non-acquired loans at December 31, 2019 (under the incurred loss methodology), and down from 327%  of total non-acquired loans at March 31, 2019 (under the incurred loss methodology).

At March 31, 2020,  the ACL was $144.8 million, or 1.26%, of period end loans.  Additionally, unfunded commitments have a reserve of $8.6 million, or 0.07% of period end loans.  The allowance for non-acquired loan losses was $56.9 million, or 0.62%, of non-acquired period-end loans at December 31, 2019, and $52.0 million, or 0.63%, at

March 31, 2019.  Net charge-offs totaled $1.3 million, or 5 basis point,  annualized of average total loans, in the first quarter of 2020.

During the first quarter of 2020,  the provision for credit losses totaled $36.5 million  for the loan portfolio compared to $3.6 million for the provision for loan losses, in the fourth quarter of 2019, and $1.5 million in the first  quarter of 2019.   The significant increase in the first quarter of 2020 was the result of COVID‑19 pandemic and forecasted losses.  In addition, with the adoption of CECL, unfunded commitments reserve was increased by $1.8 million through the provision for credit losses during the first quarter of 2020.

Total OREO increased during the first quarter of 2020 to $12.8 million, or $880,000 from the balance at December 31, 2019.  OREO was higher by $1.5 million from the balance at March 31, 2019.

Net Interest Income and Margin

	Three Months Ended
	March 31, 2020					December 31, 2019				March 31, 2019
(Dollars in thousands)	Average	Income/		Yield/		Average	Income/		Yield/	Average	Income/		Yield/
YIELD ANALYSIS	Balance	Expense		Rate		Balance	Expense		Rate	Balance	Expense		Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$538,310		$1,452		$1.08%	$573,957		$2,337	1.62%	$248,620		$1,463	2.39%
Investment securities (taxable)	1,851,052		11,915		2.59%	1,713,050		11,016	2.55%	1,327,336		8,597	2.63%
Investment securities (tax-exempt)	171,674		1,399		3.28%	176,261		1,486	3.34%	187,732		1,496	3.23%
Loans held for sale	41,812		331		3.18%	73,541		664	3.58%	19,308		214	4.49%
Loans	11,439,676		132,703		4.67%	11,297,402		131,951	4.63%	11,023,005		131,620	4.84%
Total interest-earning assets	14,042,524		147,800		4.23%	13,834,211		147,454	4.23%	12,806,001		143,390	4.54%
Noninterest-earning assets	2,010,409					2,024,648				2,006,898
Total Assets	$16,052,933	$		$		$15,858,859	$			$14,812,899	$

Interest-Bearing Liabilities:
Transaction and money market accounts	$5,976,771		$7,682		$0.52%	$5,768,724		$8,010	0.55%	$5,429,375		$9,340	0.70%
Savings deposits	1,323,770		650		0.20%	1,313,991		769	0.23%	1,379,688		1,256	0.37%
Certificates and other time deposits	1,642,749		6,104		1.49%	1,684,633		6,448	1.52%	1,773,365		6,049	1.38%
Federal funds purchased and repurchase agreements	328,372		615		0.75%	290,287		590	0.81%	284,350		753	1.07%
Other borrowings	887,431		4,735		2.15%	815,847		5,181	2.52%	301,696		2,725	3.66%
Total interest-bearing liabilities	10,159,093		19,786		0.78%	9,873,482		20,998	0.84%	9,168,474		20,123	0.89%
Noninterest-bearing liabilities	3,557,492					3,628,741				3,280,126
Shareholders' equity	2,336,348					2,356,636				2,364,299
Total Non-IBL and shareholders' equity	5,893,840					5,985,377				5,644,425
Total liabilities and shareholders' equity	$16,052,933	$		$		$15,858,859	$			$14,812,899	$
Net interest income and margin (NON-TAX EQUIV.)			128,014		3.67%			126,456	3.63%			123,267	3.90%
Net interest margin (TAX EQUIVALENT)					3.68%				3.64%				3.92%

Overall Cost of Funds (including demand deposits)					0.59%				0.63%				0.67%

Non-taxable equivalent net interest income was $128.0 million for the first quarter of 2020, an increase of $1.6 million from the fourth quarter of 2019.  The increase resulted from higher interest income of $346,000 partially from the securities portfolio which improved by $812,000 from higher average balance and higher yield, partially from higher loan interest income of $419,000, and offset by a decrease of $885,000 in income from Fed funds.  All funding components declined from the fourth quarter of 2019 in a declining rate environment, with total interest expense declining by $1.2 million.  Interest income from the loan portfolio improved due to higher loan accretion totaling $10.9 million compared to $7.4 million in the fourth quarter of 2019.  The higher accretion was directly related to the adoption of CECL and elimination of loan pools, resulting in an acceleration of the recognition of the loan discount.  The yield on the acquired loan portfolio improved to 7.14% compared 6.28% in the fourth quarter of 2019; while the non-acquired loan portfolio declined to 4.14% from 4.23% in the fourth quarter of 2019.  The average balance of loans increased by $142.3 million in the first quarter of 2020.

Tax-equivalent net interest margin improved by 4 basis points from the fourth quarter of 2019 and declined by 24 basis points  from the  first quarter of 2019.  During the first quarter of 2020, the Company’s average total assets increased to $16.1 billion, an increase of $194.1 million from the fourth quarter of 2019, and an increase of $1.2 billion from the first quarter of 2019.  Average earning assets totaled $14.0 billion up $208.3 million from fourth quarter of 2019, and up $1.2 billion from the first quarter of 2019.  Average interest-bearing liabilities totaled $10.2 billion at March 31, 2020, an increase of $285.6 million from December 31, 2019; and up $990.6 million from March 31, 2019.  Average non-interest bearing liabilities decreased by $71.2 million, from December 31,  2019, to $3.6 billion; and was up $277.4 million from March 31, 2019.  Including the impact of noninterest bearing deposits, the Company’s  overall cost of funds declined to 59 basis points for the  first quarter of 2020 compared to 63 basis points in the fourth quarter of 2019, and decreased when compared to 67 basis points one year ago.

Acquired Loans and Loan Accretion

With the adoption of CECL, loan accretion, accretable yield, and the related discounts are now consistently accounted for within the balance sheet and income statement.  Acquired loans reflected the following results in the first quarter of 2020:

•	Contractual interest income totaled $24.9 million, or 4.96% yield.
•

Loan accretion totaled $10.9 million, compared to $7.4 million in the fourth quarter of 2019.  This increase was a direct result of no longer using loan pools and each loan being accounted for individually on a contractual basis due to the adoption of CECL.  Prior to the adoption of CECL, discounts on ACI loans were accreted into income based upon expected cash flows which included extensions and renewals of these loans.

•	Including the loan accretion, total interest income was $35.8 million on acquired loans resulting in 7.14% yield during the first quarter of 2020.

Below is a table of the remaining discount on acquired loans which will be accreted into loan interest income over the contractual life of the loan (similar to the recognition of the discount on acquired noncredit impaired loans):

Unrecognized discount on acquired loans
Beginning balance, January 1, 2020	$64,862
Reclassification to accrued interest receivable - ACI loans	(1,731)
Loan accretion recognized in 1Q 2020	(10,931)
Ending balance, March 31, 2020	$52,200

Noninterest Income and Expense

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Noninterest income:
Fees on deposit accounts	$18,141	$19,161	$19,725	$18,741	$17,808
Mortgage banking income	14,647	3,757	6,115	5,307	2,385
Trust and investment services income	7,389	6,935	7,320	7,720	7,269
Securities (losses) gains, net	--	24	437	1,709	541
Recoveries of fully charged off acquired loans	--	2,232	1,401	1,347	1,867
Other	3,955	4,198	2,584	2,794	2,188
Total noninterest income	$44,132	$36,307	$37,582	$37,618	$32,058

Noninterest expense:
Salaries and employee benefits	$60,978	$58,218	$59,551	$58,547	$58,431
Pension plan termination expense	-	-	--	9,526	--
Occupancy expense	12,287	12,113	11,883	11,849	11,612
Information services expense	9,306	8,919	8,878	8,671	9,009
FHLB prepayment penalty	--	--	--	--	134
OREO expense and loan related	587	1,013	597	881	751
Business development and staff related	2,244	2,905	2,018	2,171	2,288
Amortization of intangibles	3,007	3,267	3,268	3,268	3,281
Professional fees	2,494	2,862	2,442	2,781	2,240
Supplies, printing and postage expense	1,505	1,464	1,418	1,495	1,504
FDIC assessment and other regulatory charges	2,058	1,327	228	1,455	1,535
Advertising and marketing	814	1,491	1,052	959	807
Other operating expenses	7,838	5,555	5,029	5,726	5,667
Branch consolid. or merger / convers related exp.	4,129	1,494	-	2,078	980
Merger and branding related expense	--	--	--	--	--
Total noninterest expense	$107,247	$100,628	$96,364	$109,407	$98,239

Noninterest income totaled $44.1 million for the first quarter of 2020 and $36.3 million in the fourth quarter of 2019, an increase of $7.8 million.  The largest variance was in mortgage banking income which increased by $10.9 million.  The increase was the result of higher secondary market income totaling $4.8 million (from an increase in the mortgage pipeline and higher margin), and higher MSR related income of $6.1 million as hedge gains significantly outpaced the decline in the fair value of the MSR (the result of the decline in the 10 year treasury vs. mortgage rates by 110 bps).  Trust and investment services income was higher by $454,000.  These increases were partially offset by decreases in fees on deposit accounts of  $1.0 million and lower other income of $243,000.  Recoveries on acquired loans now flow through the allowance for credit losses (CECL adoption), which resulted in a decline of $2.2 million.

Compared to the first quarter of 2019,  noninterest income increased by $12.1 million due to mortgage banking income which increased by $12.3 million.  Secondary market mortgage income was up $6.6 million from the increase in the mortgage pipeline and the higher margin; while the MSR, net of the hedge, increased by $5.7 million from hedge gains significantly outpacing the decline in fair value of the MSR.  The remaining line items offset each other, with no securities gains or losses, which resulted in a $541,000 decrease, and no recoveries from acquired loans  (which now flow through the allowance for credit losses) resulted in a $1.8 million decrease.  All offset by $333,000 increase in fees on deposit accounts, $120,000 increase in wealth income and $1.8 million increase in other income, primarily from receipt of cash surrender value of a bank owned life insurance policy.

Noninterest expense was $107.2 million in the first quarter of 2020,  an increase of $6.6 million from $100.6 million in the fourth quarter of 2019.  The increase was primarily related to the following:  (1) merger expenses of $2.6 million,  (2) higher FDIC assessment and other regulatory expense of $731,000 related to a credit received from the FDIC in the fourth quarter of 2019 totaling $760,000,  (3) higher salaries and employee benefits from reset of FICA and state unemployment taxes totaling $2.4 million, (4) higher expense associated with passive loss investments (amortization) in other expense of $1.9 million, and (5) $550,000 donation for the communities we serve in light of COVID‑19 pandemic.

Adjusted noninterest expense totaled $103.1 million in 1Q 2020, which was $4.0 million higher than fourth quarter of 2019, and resulted in an adjusted efficiency ratio of 59.7%  compared to 60.7%, in fourth quarter of 2019.

Compared to the first quarter of 2019, noninterest expense was higher by $9.0 million.  The net increase was primarily due to the following:  (1) merger cost of $4.1 million, an increase of $3.1 million,  (2) higher FDIC assessments of $523,000,  (3) higher salary and employee benefits totaling $2.5 million, which was the result of higher salary, benefits and commissions, and (4) higher other expense of $1.7 million related to more passive loss amortization related to CRA investments and the donation of $550,000 referenced above.  Adjusted noninterest expense (non-GAAP) increased $6.0 million, compared to the first quarter of 2019.

South State Corporation (NASDAQ:SSB) will announce its first quarter 2020 financial results in a news release after the market closes on April 23, 2020. At 10 a.m. Eastern Time on April 24, 2020, a joint conference call will be held with CenterState Bank Corporation (NASDAQ:CSFL) where management from each company will review earnings and discuss performance trends.  The combined management teams will provide a review and an update of the pending merger of South State and CenterState.  Callers wishing to participate may call toll-free by dialing 877‑506‑9272.  The number for international participants is 412‑380‑2004.  The conference ID number is 10140091.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning April 24, 2020 by 2:00 p.m.  Eastern Time until 9:00 a.m. on May 8, 2020.  To listen to the replay, dial 877‑344‑7529 or 412‑317‑0088.  The passcode is 10140091.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $16.6 billion in assets.  South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia.  South State has served customers since 1934.  Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
RECONCILIATION OF GAAP TO Non-GAAP	2020	2019	2019	2019	2019
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$24,110	$49,091	$51,565	$41,460	$44,367
Securities losses (gains), net of tax	--	(20)	(349)	(1,371)	(432)
Provision for income taxes - Deferred Tax Asset Write-Off	--	--	--	--	--
Pension plan termination expense, net of tax	--	--	--	7,641	--
FHLB prepayment penalty, net of tax	--	--	--	--	107
Merger and branch consolidation/acq. expense, net of tax	3,510	1,252	--	1,667	782
Adjusted net income (non-GAAP)	$27,620	$50,323	$51,216	$49,397	$44,824

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$0.72	$1.46	$1.51	$1.18	$1.25
Effect to adjust for securities losses (gains)	--	(0.01)	(0.01)	(0.04)	(0.01)
Effect to adjust for provision for income tax DTA Write-Off	--	-	-	-	-
Effect to adjust for pension plan termination expense, net of tax	--	-	-	0.22	-
Effect to adjust for FHLB prepayment penalty, net of tax	--	-	-	-	0.00
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.10	0.04	-	0.05	0.02
Adjusted net income per common share - Basic (non-GAAP)	$0.82	$1.49	$1.50	$1.41	$1.26

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$0.71	$1.45	$1.50	$1.17	$1.25
Effect to adjust for securities losses (gains)	--	(0.01)	(0.01)	(0.04)	(0.01)

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
RECONCILIATION OF GAAP TO Non-GAAP	2020	2019	2019	2019	2019
Effect to adjust for provision for income tax DTA Write-Off	--	-	-	-	-
Effect to adjust for pension plan termination expense, net of tax	--	-	-	0.22	-
Effect to adjust for FHLB prepayment penalty, net of tax	--	-	-	-	0.00
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.11	0.04	-	0.05	0.02
Adjusted net income per common share - Diluted (non-GAAP)	$0.82	$1.48	$1.49	$1.40	$1.26

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	0.60%	1.23%	1.31%	1.08%	1.21%
Effect to adjust for securities losses (gains)	0.00%	0.00%	-0.01%	-0.04%	-0.01%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.00%	0.00%	0.20%	0.00%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.09%	0.03%	0.00%	0.04%	0.03%
Adjusted return on average assets (non-GAAP)	0.69%	1.26%	1.30%	1.28%	1.23%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	4.15%	8.26%	8.70%	6.98%	7.61%
Effect to adjust for securities losses (gains)	0.00%	0.00%	-0.06%	-0.23%	-0.07%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.00%	0.00%	1.29%	0.00%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.00%	0.00%	0.02%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.60%	0.21%	0.00%	0.28%	0.13%
Adjusted return on average equity (non-GAAP)	4.75%	8.47%	8.64%	8.32%	7.69%

Adjusted Return on Average Common Tangible Equity (3) (5)
Return on average common equity (GAAP)	4.15%	8.26%	8.70%	6.98%	7.61%
Effect to adjust for securities losses (gains)	0.00%	0.00%	-0.06%	-0.23%	-0.07%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.00%	0.00%	1.29%	0.00%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.00%	0.00%	0.02%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.60%	0.21%	0.00%	0.28%	0.13%
Effect to adjust for intangible assets	4.70%	7.70%	7.87%	7.47%	7.11%
Adjusted return on average common tangible equity (non-GAAP)	9.45%	16.17%	16.51%	15.79%	14.80%

Adjusted efficiency ratio (5)
Efficiency ratio	62.11%	61.64%	58.40%	66.87%	63.24%
Effect to adjust for merger and branch consolidation related expenses	-2.39%	-0.91%	0.00%	-7.09%	-0.72%
Adjusted efficiency ratio	59.72%	60.73%	58.40%	59.78%	62.52%

Tangible Book Value Per Common Share (5)
Book value per common share (GAAP)	$69.40	$70.32	$69.34	$68.34	$67.19
Effect to adjust for intangible assets	(31.39)	(31.19)	(31.14)	(30.49)	(30.04)
Tangible book value per common share (non-GAAP)	$38.01	$39.13	$38.20	$37.85	$37.15

Tangible Equity-to-Tangible Assets (5)
Equity-to-assets (GAAP)	13.95%	14.90%	14.92%	15.14%	15.42%
Effect to adjust for intangible assets	-5.80%	-6.02%	-6.11%	-6.15%	-6.26%
Tangible equity-to-tangible assets (non-GAAP)	8.15%	8.88%	8.81%	8.99%	9.16%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $4.1 million, $1.5 million, $2.1 million, and $980,000, for the quarters ended March 31, 2020, December 31, 2019, June 30, 2019, and March 31, 2019, respectively; (b) securities (losses) gains, net of $24,000, $437,000, $1.7 million, and $541,000, for the quarters ended December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019, respectively; (c) Pension plan termination expense of $9.5 million for the quarter ended June 30, 2019; and (d) FHLB prepayment penalty of $134,000 for the quarter ended March 31, 2019.

(4)	March 31, 2020 ratios are estimated and may be subject to change pending the final filing of the FR Y‑9C; all other periods are presented as filed.
(5)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(6)

Includes loan accretion (interest) income related to the discount on acquired loans of $10.9 million $7.4 million, $8.1 million, $9.1 million, and $9.1 million, respectively, during the five quarters above.

(7)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost, pension plan termination and the FHLB prepayment penalty divided by net interest income and noninterest income excluding securities gains (losses) and OTTI.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements are based on, among other things, management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and South State. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. South State cautions readers that forward looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:  (1) economic downturn risk, potentially resulting in deterioration in the credit markets, greater than expected noninterest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (2) increased expenses, loss of revenues, and increased regulatory scrutiny associated with our total assets having exceeded $10.0 billion; (3) controls and procedures risk, including the potential failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures; (4) ownership dilution risk associated with potential acquisitions in which South State’s stock may be issued as consideration for an acquired company; (5) potential deterioration in real estate values; (6) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the Tax Cuts and Jobs Act) and the resulting impact, including as a result of compression to net interest margin; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and including the impact of the recently enacted Tax Cuts and Jobs Act, the Consumer Financial Protection Bureau rules and regulations, and the possibility of changes in accounting standards, policies, principles and practices, including changes in accounting principles relating to loan loss recognition (CECL); (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) greater than expected noninterest expenses; (20) noninterest income risk resulting from the effect of regulations that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts‑in to the overdraft service for those types of transactions; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, and potential difficulties in maintaining relationships with key personnel; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; (26) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisition, whether involving stock or cash consideration; (27) major catastrophes such as earthquakes, floods or other natural or human disasters, including infectious disease outbreaks, including the recent outbreak of a novel strain of coronavirus, a respiratory illness, the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on South State and its customers and other constituencies; and (28) risks related to the proposed merger of South State and CenterState Bank Corporation (“CenterState”), including, among others, (i) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (ii) disruption to the parties’ businesses as a result of the announcement and pendency of the merger, (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between CenterState and South State, (iv) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (v) the failure to obtain the necessary approvals by the shareholders of South State or CenterState, (vi) the amount of the costs, fees, expenses and charges related to the merger, (vii) the ability of each of South State and CenterState to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), (viii) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the merger, (ix) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger, (x) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (xi) the dilution caused by South State’s issuance of additional shares of its common stock in the merger and (xii) other factors that may affect future results of South State and CenterState, as disclosed in South State’s registration statement on Form S‑4, as amended, Annual Report on Form 10‑K, as amended, Quarterly Reports on Form 10‑Q, and Current Reports on Form 8‑K, and CenterState’s Annual Report on Form 10‑K, Quarterly Reports on Form 10‑Q, and Current Reports on Form 8‑K, in each case filed by South State or CenterState, as applicable, with the U.S. Securities and Exchange Commission (“SEC”) and available on the SEC’s website at http://www.sec.gov, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.